Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-249949) and related Prospectus of Paya Holdings Inc. for the registration of 91,894,084 shares of its common stock and to the incorporation by reference therein of our reports dated March 14, 2022, with respect to the consolidated financial statements of Paya Holdings Inc., and the effectiveness of internal control over financial reporting of Paya Holdings Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tysons, Virginia

July 7, 2022